EXHIBIT 99.1

Jingwei International Announces Unaudited Preliminary Results for Fiscal Year 2009

SHENZHEN, China, March 5 /Xinhua-PRNewswire-FirstCall/ --Jingwei International Limited (OTC Bulletin Board: JNGW; "Jingwei" or the "Company"), one of the leading providers of data mining and interactive marketing services in China, today announced unaudited preliminary financial results for the fourth quarter of 2009 and for the year ended December 31, 2009. The Company will release full financial results when filing its Form 10-K on or before March 31, 2010.

•	Net revenue for Q4 2009 is expected to increase to between $13.2 to $13.5 million from $8.8 million in Q3 2009, or 50%-53% growth.

•	Net income for Q4 2009 is expected to increase to between $2.8 and $3.3 million from $1.46 million in Q3 2009, an increase of over 90%.

•	Free cash flow (a non-GAAP measure defined as operating cash flows minus capital expenditures and dividends) is expected to be approximately $8.4 million in 2009.

•	Cash and cash equivalents at the end of 2009 is expected to be approximately $10.2 million compared to $5.5 million at the end of 2008.

The above results are subject to the completion of the company’s annual audit.

In addition, the Company announced that for fiscal 2010, it is forecasting to achieve total revenue of between $37.5 million and $42.0 million, net income of between $7.3 million and $8.2 million, and earnings per diluted share of between $0.43 and $0.48.

Rick Luk, Chief Executive Officer of Jingwei International stated, “We are pleased to have regained momentum with the continuing improvement of revenue and overall performance in the fourth quarter and second half of 2009 compared to the first half of the year.  Our continued efforts in working capital management resulted in great improvement in free cash flow as well as the balance of cash and cash equivalents.  Based on the results, we believe management actions undertaken in the second half of the year continued to be on track; and we expect this momentum to continue into 2010 as the Chinese and global economies continue to recover.

“As we step into 2010, we plan to continue to focus on strategic initiatives in progress, which include the continuing growth of our proprietary consumer database, the addition of mobile VAS and mobile Internet capabilities to strengthen our portfolio in the data mining segment, as well as making further investment in enhancing the capabilities and extending the geographic reach of our interactive marketing services to benefit from the remarkable growth of the Chinese consumer market and mobile Internet services.  With the anticipated revenue contribution from these initiatives and recent significant deal wins from major wireless carriers, we hope to achieve strong growth in both revenue and earnings in 2010."

About Jingwei International
Jingwei International Limited (“Jingwei”) is a leading provider of data-mining, Interactive Marketing Services and Mobile Internet marketing solutions in the fast growing Chinese market. Powered by advanced data mining technology and a proprietary database of over 400 million Chinese consumers, Jingwei enables leading Chinese companies as well as international brands to reach their target audiences. The Company’s products and services include software services and system integration, data mining and business intelligence services, interactive marketing, mobile internet marketing ,wireless VAS and Mobile Products. Jingwei is evolving into a dominant player in interactive marketing services and mobile internet marketing solutions in China.

For more information, please visit the Company's web site: http://www.jingweicom.com.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the global financial crisis, effects of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time. You are also reminded that the press release contains non-GAAP financial measures of free cash flow. These measures should not be considered an alternative to net income, or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). These measures are not necessarily comparable to a similarly titled measure of another company. Please refer to Appendix A for information that reconciles these discussed figures with the most comparable GAAP measures.

APPENDIX A:

The Company makes reference to Non-GAAP financial measures, namely free cash flow, in this press release. Management believes that this Non-GAAP financial measure is useful to investors in that it provides supplemental information to possibly better understand the liquidity of the Company. The Company uses free cash flow to evaluate operating performance. However, this Non-GAAP financial measure should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP.

The following is reconciliation from GAAP net income to free cash flow:
Net Income	$6.1M
+Depreciation/Amortization	+3.0M
-Changes in Working Capital	-0.3M
-Capital Expenditure	-0.4M
=Free Cash Flow	=$8.4M

For more information, please contact:

Yong Xu or Vanessa Bao

Tel: 86-755 86319436

Email: vanessa@jingweicom.com

Source: Jingwei International Limited